Exhibit 2.3

EXECUTION VERSION

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is dated and effective as of 10 February 2016 by and between Mylan N.V., a public limited liability company organized under the Laws of the Netherlands (“Mylan”), and Stena Sessan Rederi AB, a private limited liability company organized under the Laws of Sweden (the “Shareholder”). Mylan and the Shareholder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Mylan and the Shareholder are entering into an Irrevocable Undertaking dated as of 10 February 2016 (the “Undertaking”), pursuant to which the Shareholder shall, subject to the terms set forth in the Undertaking, irrevocably undertake to accept a public offer (the “Offer”) by Mylan to acquire all outstanding shares in Meda AB (publ), a public limited liability company organized under the Laws of Sweden (“Meda”), for a combination of cash and Ordinary Shares (as defined below) in accordance with Nasdaq Stockholm’s Takeover Rules and pursuant to the terms of the Offer; and

WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of the Shares (as defined below) by the Shareholder and certain other matters.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions.

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Activist Investor” means, as of any date, (a) any Person that has, directly or indirectly through its publicly-disclosed Affiliates, whether individually or as a member of a publicly-disclosed Group, within the two-year period immediately preceding such date, and in each case with respect to Mylan, any of its Subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of Mylan or any of its Subsidiaries, including in connection with a proposed change in Control or other extraordinary or fundamental transaction involving Mylan or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of Mylan or any of its Subsidiaries, not approved by the board of directors of Mylan or such Subsidiary, (ii) publicly called, or publicly sought to call, a meeting of shareholders of Mylan or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of Mylan or any of its Subsidiaries (including through action by written consent), in each case not approved by the board of directors of Mylan or such Subsidiary, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of Mylan or any of its Subsidiaries that was not approved (at the time of commencement) by the board of directors of Mylan or such Subsidiary in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, (iv) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the board of directors or shareholders of Mylan or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the board of directors of Mylan or such Subsidiary, with respect to Mylan or such Subsidiary, taken in good faith solely in his or her capacity as a director of Mylan or such Subsidiary) or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing or (b) any Person identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed Affiliate of such Person.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Articles of Association” means Mylan’s articles of association, as the same may be amended from time to time.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of securities to which the Derivative Instrument relates.

“Board of Directors” means the board of directors (bestuur) of Mylan.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or the Netherlands or any day on which banking institutions in the State of New York or in the Netherlands are authorized or required by Law or other governmental action to close.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlled Affiliate” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Current Directors” means directors serving on the Board of Directors as of the date of this Agreement.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of Mylan increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Equity Securities” means (a) Ordinary Shares or other capital stock or equity interests of Mylan and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Ordinary Shares or other capital stock or equity interests of Mylan.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the primary purpose of which is to hedge the risk of owning Equity Securities.

“Incumbent Directors” means (a) the Current Directors, (b) new directors nominated or appointed by a majority of the Current Directors and (c) other directors nominated or appointed by a majority of the Current Directors and other Incumbent Directors.

“Initial Shares” means the Ordinary Shares to be delivered to the Shareholder pursuant to the settlement of the Offer.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.

“Meda Group Company” means Meda, together with each of its direct and indirect Subsidiaries.

“Mylan Competitor” means those competitors of Mylan identified on Schedule I to this Agreement.

“Ordinary Shares” means the ordinary shares of Mylan, with nominal value of €0.01 per share.

“Permitted Transferee” means the Shareholder and any direct or indirect wholly-owned Subsidiary of the Shareholder; provided that if any such transferee of Shares ceases to be a direct or indirect wholly-owned Subsidiary of the Shareholder, (a) such transferee shall, and the Shareholder shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such transferor by that time is no longer a Permitted Transferee, to the Shareholder, as if such Transfer of such Shares had not taken place ab initio, and (b) Mylan shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer of such Shares on the shareholders’ register of Mylan.

“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Related Parties” means, as to the Shareholder, the Shareholder’s Representatives (other than the Meda Group Companies). For the avoidance of doubt, the term “Related Parties” shall also include, with respect to the Shareholder, the members of the Shareholder Family.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Share Percentage Cap” means 4%.

“Shareholder Family” means each of the directors, officers and registered shareholders of the Shareholder or any of its Affiliates and, in respect of each such individual, his or her spouse, sibling or child, or a sibling or child of such individual’s spouse or sibling.

“Shares” means (a) the Initial Shares, (b) any Equity Securities issued or issuable with respect to the Initial Shares on or after the date of the settlement of the Offer by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Equity Securities held by the Shareholder or any of its Affiliates.

“Standstill Level” means, as of any date, a number of Ordinary Shares equal to (a) the Share Percentage Cap, multiplied by (b) the number of Ordinary Shares outstanding on such date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Voting Securities” means the Ordinary Shares and any other securities of Mylan entitled to vote at any general meeting of Mylan.

1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Applicable Law	7.8(c)
Confidential Information	7.8(d)
Meda	Recitals
Mylan	Preamble
Offer	Recitals
Parties	Preamble
Permitted Transfer	2.1(b)
Restricted Business	6.3(a)
Restricted Territory	6.3(b)
Shareholder	Preamble
Transfer	2.1(a)
Undertaking	Recitals

1.3 Application to Certain Persons. The provisions of this Agreement, including the voting obligations set forth in Section 3.1, the Transfer restrictions set forth in Section 2 and the standstill restrictions set forth in Section 4.1, shall not apply to any pension, profit-sharing, superannuation or retirement plan, program or Contract sponsored, maintained or contributed to by the Shareholder or any of its Affiliates for the benefit of any current or former director, officer or employee of the Shareholder or any of its Affiliates, in each case subject to the conditions that (a) no Shares are Transferred by the Shareholder or any Permitted Transferee to any such Person, (b) no such Person has been provided any Confidential Information of or relating to Mylan or its Subsidiaries and (c) no such Person is acting at the direction of, or in concert with, the Shareholder or any of its Affiliates in connection with (i) the voting, acquisition or disposition of any Ordinary Shares or other Equity Securities by any such Person or (ii) any of the activities described in Section 4.1. Subject to the proviso in the preceding sentence, the Shareholder shall not be deemed to Beneficially Own any Ordinary Shares or other Equity Securities owned by any such Person and such Persons shall not be deemed to be Controlled Affiliates of the Shareholder.

1.4 Construction. Any reference in this Agreement to a “Section” or “Schedule” refers to the corresponding Section or Schedule of this Agreement, unless otherwise specified. The Article, Section and Paragraph headings are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedule hereto) and not to any particular provision of this Agreement. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”

Section 2. Transfer and Hedging Restrictions.

2.1 Restrictions on Transfer.

(a) Notwithstanding anything to the contrary contained herein, the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge,

hypothecate or otherwise transfer (or enter into any Contract or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership of (each, a “Transfer”) any Shares:

(i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement;

(ii) to any Mylan Competitor (except in a Permitted Transfer); or

(iii) to any Activist Investor (except in a Permitted Transfer).

The Shareholder shall not be deemed to have breached its obligations under Sections 2.1(a)(iii) or 2.1(b)(iv) with respect to the Transfer of Shares to any Person so long as the Shareholder acts in good faith, based on generally available public information (including the applicable “SharkWatch 50” list) and the advice of its financial advisors, to determine whether such Person is an Activist Investor. The reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such Person is not an Activist Investor with respect to such issuer for purposes of clause (a) of the definition of “Activist Investor”, except to the extent such Person subsequently files a Schedule 13D with respect to such issuer; provided that any such determination for any Person with respect to one issuer shall not preclude such Person from otherwise being an Activist Investor.

(b) “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(i) a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to Mylan, in which such Permitted Transferee agrees to be bound as if it were the Shareholder under this Agreement;

(ii) a Transfer of Shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors);

(iii) a Transfer of Shares to Mylan or a Subsidiary of Mylan; or

(iv) a Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over-the-counter market by a securities broker-dealer acting as agent for the Shareholder (so long as such Transfer is not expressly directed by the Shareholder to be made to a particular counterparty or counterparties and the Shareholder does not reasonably believe, as of the date of such Transfer, that the Transfer executed by such broker-dealer is or will be to any Mylan Competitor or Activist Investor).

(c) Notwithstanding anything to the contrary contained herein, the Shareholder shall not Transfer, or cause or permit the Transfer of, any Shares in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) not approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors).

2.2 No Hedging Arrangements. Notwithstanding anything to the contrary contained herein, the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, enter into any Hedging Arrangement.

Section 3. Voting.

3.1 Voting Agreement.

(a) During the period beginning on the date hereof and ending 180 calendar days after the settlement of the Offer, the Shareholder shall cause all of the Voting Securities owned by it or any of its Controlled Affiliates or over which it or any of its Controlled Affiliates has voting control to be voted (i) in favor of all those persons nominated and recommended to serve as directors of Mylan by the Board of Directors or any applicable committee thereof and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of Mylan (including through action by written consent), in accordance with the recommendation of the Board of Directors or any applicable committee thereof. Notwithstanding the foregoing, during the period beginning on the date hereof and ending 180 calendar days after the settlement of the Offer, the Shareholder and its Controlled Affiliates shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of Mylan in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of Mylan, (B) any merger, consolidation or business combination of Mylan or (C) the sale of all or substantially all the assets of Mylan, except where such proposal has not been approved or recommended by the Board of Directors, in which event the preceding sentence shall apply.

(b) During the period following the 180th calendar day after the settlement of the Offer, the Shareholder shall cause all of the Voting Securities owned by it or any of its Controlled Affiliates or over which it or any of its Controlled Affiliates has voting control to be (i) not voted against any persons nominated and recommended to serve as directors of Mylan by the Board of Directors or any applicable committee thereof and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of Mylan (including through action by written consent), not voted against the recommendation of the Board of Directors or any applicable committee thereof. Notwithstanding the foregoing, during the period following the 180th calendar day after the settlement of the Offer, the Shareholder and its Controlled Affiliates shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of Mylan in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of Mylan, (B) any merger, consolidation or business combination of Mylan or (C) the sale of all or substantially all the assets of Mylan, except where such proposal has not been approved or recommended by the Board of Directors, in which event the preceding sentence shall apply.

(c) With respect to any matter that the Shareholder is required to vote on in accordance with Section 3.1(a), the Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by Mylan and not by any other means. The Shareholder shall deliver the completed proxy form to Mylan no later than five (5) Business Days prior to the date of such general meeting of Mylan. Upon the written request of Mylan, the Shareholder hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 3.1(c).

Section 4. Standstill.

4.1 The Shareholder shall not, directly or indirectly, and shall not authorize or permit any of its Representatives (to the extent acting on behalf of the Shareholder) or Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, Mylan:

(a) subject to Section 4.3, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to Mylan or the Board of Directors) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, of Mylan or any Subsidiary or Affiliate of Mylan or any successor to or Person in Control of Mylan, or any securities (including any Equity Securities or Voting Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness; provided that the Shareholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Ordinary Shares (and any securities (including any Equity Securities or Voting Securities) convertible into or exchangeable for Ordinary Shares) and Derivative Instruments with respect to Ordinary Shares, if, immediately following such acquisition, the collective Beneficial Ownership of Ordinary Shares of the Shareholder and its Controlled Affiliates, as a group, would not exceed the Standstill Level;

(b) participate in any acquisition of assets or business of Mylan or its Subsidiaries or Affiliates (other than an acquisition initiated by Mylan or its Representatives);

(c) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;

(d) otherwise act in concert with others to seek to control or influence the Board of Directors or shareholders of Mylan or its Subsidiaries or Affiliates; provided that nothing in this clause (d) shall preclude the Shareholder or its Representatives from engaging in discussions with Mylan or its Representatives;

(e) make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consents to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of Mylan (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of Mylan or its Subsidiaries or Affiliates;

(f) make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of Mylan or any Subsidiary or Affiliate of Mylan, or other similar extraordinary transaction involving Mylan, any Subsidiary of Mylan or any of their respective securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing (other than, in each case, a transaction initiated by Mylan or its Representatives);

(g) call or seek to call a meeting of shareholders of Mylan or initiate any shareholder proposal for action of Mylan’s shareholders, or seek election or appointment to or to place a representative on the Board of Directors or seek the removal or suspension of any director from the Board of Directors;

(h) form, join, become a member or in any way participate in a Group (other than with the Shareholder or any of its Controlled Affiliates) with respect to the securities of Mylan or any of its Subsidiaries or Affiliates;

(i) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with the Shareholder or any of its Affiliates or (ii) in accordance with Section 3.1);

(j) make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(k) exercise any rights granted to shareholders of Mylan pursuant to Sections 2:110 or 2:114a of the Dutch Civil Code (Burgerlijk Wetboek) and the corresponding provisions of the Articles of Association;

(l) knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf that would reasonably be expected to require Mylan or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4.1;

(m) knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(n) directly or indirectly, contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 4.1 (including this subclause) or Section 3.1 (whether by legal action or otherwise).

4.2 The Shareholder shall not, and shall not authorize or permit any of its Affiliates, directors, officers, employees, agents, advisors or other Representatives to, directly or indirectly, make, in each case to Mylan or to a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 4, or request Mylan or any of its Affiliates, directors, officers, employees, agents, advisors or other Representatives, directly or indirectly, to amend, waive, suspend or terminate any provision of this Section 4 (including this sentence). A breach of this Section 4 by any Affiliate, director, officer, employee, agent, advisor or other Representative of the Shareholder shall be deemed a breach by the Shareholder of this Section 4.

4.3 The prohibition in Section 4.1(a) shall not apply to the activities of the Shareholder or any of its Affiliates in connection with:

(a) acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or

(b) acquisitions made in connection with a transaction or series of related transactions in which the Shareholder or any of its Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, the Shareholder or such applicable Affiliate, as the case may be, (i) either (A) causes such entity to divest the Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the acquired entity within a period of one hundred twenty (120) calendar days after the date of the consummation of such acquisition or (B) divests the Equity Securities, Voting Securities or Derivative Instruments, or any other securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the Shareholder and its Affiliates, in an amount so that the Shareholder and its Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Ordinary Shares in excess of the Standstill Level following such acquisition, and (ii) if any general meeting of the shareholders of Mylan is held prior to the disposition thereof, votes such Ordinary Shares or other Voting Securities on each matter presented at any such general meeting of the shareholders of Mylan in accordance with the recommendation of the Board of Directors or any applicable committee thereof.

Section 5. Lock-Up.

5.1 Lock-Up. During the period beginning on the date hereof and ending 180 calendar days after the settlement of the Offer, the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares, except to a Permitted Transferee.

Section 6. Non-Compete and Non-Solicitation/Hire.

6.1 In consideration of the purchase by Mylan of the Shareholder’s shares in Meda, the Shareholder undertakes to Mylan that it shall not, and shall procure that each of its Related Parties shall not:

(a) for a period of 24 months after the Offer is declared unconditional directly or indirectly carry on or be engaged or interested in any way in a Restricted Business, within the Restricted Territory;

(b) for a period of 24 months after the Offer is declared unconditional directly or indirectly (whether alone or in conjunction with or on behalf of some other Person) solicit, hire or entice, or endeavor to solicit, hire or entice, away from any Meda Group Company any of its directors or its employees engaged in a senior managerial, supervisory, technical, sales or marketing capacity; and

(c) for a period of 24 months after the Offer is declared unconditional directly or indirectly (whether alone or in conjunction with or on behalf of some other Person) solicit or entice, or endeavor to solicit or entice, from any Person who at any time within 12 months before the Offer is declared unconditional was a customer of any Meda Group Company any business in connection with a Restricted Business.

6.2 Nothing contained in Section 6.1 shall prevent either the Shareholder or any of its Related Parties from:

(a) owning and retaining shares or other securities in the Swedish listed company Midsona AB;

(b) owning or acquiring for the purposes of investment not more than 5% of any class of shares or other securities of any Person listed on a recognized investment exchange (other than the Person set out in Section 6.2(a) above); or

(c) acquiring and retaining any business or the shares or other securities of any Person if:

(i) not more than a minor part of that business or that Person’s business is a Restricted Business; and

(ii) the sole or principal reason for doing so is not the acquisition of an interest in a Restricted Business.

6.3 For the purpose of Sections 6.1 through 6.2:

(a) “Restricted Business” shall mean the development, manufacture, distribution and/or sale of medicinal products or medical devices for similar indications sold by the Meda Group Companies as of the date that the Offer is declared unconditional; and

(b) “Restricted Territory” shall mean worldwide.

6.4 The Shareholder acknowledges on its own behalf and on behalf of each of its Related Parties that the restrictions contained in Sections 6.1 through 6.2, each of which shall be construed as a separate undertaking, are reasonable in the interests of both the Shareholder and Mylan and are necessary for the protection of the goodwill and confidential information of each Meda Group Company.

Section 7. Miscellaneous.

7.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

7.2 Term. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, on the date upon which the Shareholder no longer Beneficially Owns any Shares; provided, however, that this Agreement shall not terminate, and all rights and obligations hereunder shall not cease, prior to the settlement of the Offer unless the Undertaking shall have terminated.

7.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to Mylan, to:

Mylan N.V.

Building 4, Trident Place, Mosquito Way

Hatfield, Hertfordshire

AL10 9UL, England

Attn: Global General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Mark I. Greene

         Thomas E. Dunn

         Aaron M. Gruber

Facsimile: (212) 474-3700

If to the Shareholder, to:

Stena Sessan Rederi AB

Box 2181

403 13 Gothenburg, Sweden

Attn: Martin Svalstedt

with a copy (which shall not constitute notice) to:

Mannheimer Swartling Advokatbyrå AB

Box 1711, SE-111 87 Stockholm, Sweden

Visiting address: Norrlandsgatan 21

Attn: Eva Hägg

         Patrik Marcelius

Facsimile: +46 8 5950 60 01

Any Party may, by delivery of written notice to the other Party, change the address to which such notices and other communications are to be given in connection with this Agreement.

7.4 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedule hereto, together with the Undertaking, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

7.5 Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Mylan and the Shareholder or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.6 Successors and Assigns.

(a) Subject to clauses (b) and (c) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Mylan may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Shareholder; provided that no such consent shall be required for any assignment by Mylan of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.

(c) The Shareholder may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Mylan; provided that no such consent shall be required for (i) any assignment by the Shareholder of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets, if such assignee agrees in writing to be bound by the terms of this Agreement, or (ii) the assignment or delegation by the Shareholder of any of its rights or obligations under this Agreement to a Permitted Transferee, if such Permitted Transferee agrees in writing to be bound by the terms of this Agreement; provided further that no such assignment or delegation shall relieve the Shareholder of its obligations under this Agreement.

(d) The covenants and agreements of the Shareholder set forth in Sections 2, 3 and 4 shall not be binding upon or restrict any transferee of Shares other than Permitted Transferees in accordance with Section 2.1(b)(i), and no transferee of Shares other than such Permitted Transferees shall have any rights under this Agreement.

7.7 Non-Affiliation. From and after the date of this Agreement, Mylan shall not and shall not cause, direct or permit any of its Subsidiaries or Controlled Affiliates to (a) identify the Shareholder or any of its Affiliates (each, a “Shareholder Party” and collectively, the “Shareholder Parties”) or otherwise hold any Shareholder Party out to be an Affiliate of Mylan or any of its Subsidiaries, except to the extent that such identification is required by applicable Law, by virtue of the Shareholder’s Beneficial Ownership of all or a portion of the Shares or other Equity Securities, and in such case only to the extent so required by Law, or (b) make, enter into, modify or amend any Contract, other than a Contract executed and delivered by any Shareholder Party, that subjects any Shareholder Party or any of its assets or properties (other than the Shares or other Equity Securities held by the Shareholder), tangible or intangible, to any lien, encumbrance, claim, restriction or similar obligation or grants or allows on or with respect to any such assets or properties any right of use, exploitation, access or discovery to or in favor of any Person.

7.8 Confidentiality.

(a) Each Party hereby agrees that it and its Representatives shall keep the other Party’s Confidential Information confidential and shall not disclose such Confidential Information; provided that (i) a Party may disclose that portion of the other Party’s Confidential Information as to which the other Party has given its prior written consent for such disclosure and (ii) a Party may disclose the other Party’s Confidential Information to its Representatives who (A) need to know such information in connection with preparing or otherwise assisting in the preparation of such Party’s financial statements or reporting, filing, tax or accounting obligations under Applicable Law, (B) have been informed of the confidential nature of such information and directed to treat such information confidentially and (C) are subject to confidentiality obligations under existing agreements or professional standards.

(b) Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by applicable securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

(c) In the event that a Party or its Representatives are requested or required by any applicable Law or stock exchange listing requirement (including oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) (collectively, “Applicable Law”) to disclose any of the other Party’s Confidential Information, the Party requested or required to make the disclosure shall, to the extent practicable and permitted by Applicable Law, provide the other Party with prompt notice of any such request or requirement so that the other Party (at the other Party’s sole expense) may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.8. If, in the absence of a protective order or other remedy or the receipt of a waiver from such other Party, the Party requested or required to make the disclosure or any of its Representatives are, nonetheless, on the advice of counsel, legally compelled to disclose the other Party’s Confidential Information, the Party requested or required to make the disclosure or its Representative may disclose only that portion of the other Party’s Confidential Information which such counsel advises is legally required to be disclosed, provided that the Party requested or required to make the disclosure exercises, to the extent practicable and permitted by Applicable Law, its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the other Party’s Confidential Information.

(d) As used in this Agreement, the term “Confidential Information” means, with respect to a Party: (i) all nonpublic information, whether in written, verbal, graphic, electronic or any other form, concerning or relating to such Party or its Representatives and their businesses that is furnished by or on behalf of such Party or its Representatives at any time from and after the date hereof in connection with the performance by such Party under this Agreement and (ii) all notes, memoranda, analyses, compilations, studies, forecasts, reports, samples, data, statistics, summaries, interpretations or other documents prepared by or on behalf of the receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information described in clause (i) above; provided that the term “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of breach of this Section 7.8 by the receiving Party or its Representatives, (B) was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party or its Representatives, provided that the receiving Party reasonably believes that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (C) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that the receiving Party reasonably believes that such source was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (D) is independently developed by the recipient without use of Confidential Information, as evidenced by its written records, or (E) is disclosed by the receiving Party or its Representatives with the disclosing Party’s prior written approval.

(e) Notwithstanding the foregoing in this Section 7.8, the Shareholder agrees and acknowledges that Mylan may disclose the existence and contents of this Agreement.

7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.

7.10 Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

7.11 Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.12 Governing Law and Venue: Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the City of New York, Borough of Manhattan with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a New York state or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3 or in such other manner as may be permitted by Law shall be valid and sufficient service.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 7.12(b).

7.13 Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 7.12, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

[Signature pages follow.]

IN WITNESS WHEREOF, Mylan and the Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Mylan N.V.

By:	/s/ Robert J. Coury
Name:	Robert J. Coury
Title:	Executive Chairman

Stena Sessan Rederi AB

By:	/s/ Martin Svalstedt
Name:	Martin Svalstedt
Title:	CEO

[Signature Page to Shareholder Agreement]